Exhibit 99.1

Fourth Quarter 2013 Financial Highlights
Income Statement

•
Net income available to common shareholders was $413 million, or $0.77 per average common diluted share compared to $0.66 in the prior quarter, excluding the aforementioned $0.33 per share impact. Current quarter earnings benefited from a 22% effective tax rate.

•	Total revenue increased $141 million, or 7%, compared to the prior quarter.

◦	Net interest income increased 1% relative to the previous quarter as average performing loans grew 3% and net interest margin increased one basis point to 3.20%.

◦	Noninterest income increased compared to the prior quarter driven, in part, by higher mortgage servicing and trading income.

•
Noninterest expense decreased $366 million sequentially due to the expenses associated with certain legacy mortgage matters in the prior quarter. Excluding the impact of the $323 million in operating losses related to the legacy mortgage and other legal related matters and the $96 million increase in the mortgage servicing advance reserve incurred in the third quarter, noninterest expense increased $53 million sequentially, primarily due to higher employee compensation and benefits expense as a result of reduced incentive compensation in the third quarter, and increased operating losses.

Balance Sheet

•
Average performing loans increased $3.1 billion sequentially with growth across nearly all loan portfolios. Average performing loans increased $4.7 billion compared to the fourth quarter of 2012 due to growth in C&I and commercial real estate loans.

•	Average client deposits increased $0.8 billion sequentially and decreased $0.4 billion from the fourth quarter of 2012, with the favorable mix shift toward lower-cost deposits continuing.
Capital

•	Estimated capital ratios continued to be well above regulatory requirements. The Tier 1 common equity ratio was an estimated 9.80%.

•
In conjunction with its capital plans announced in the first quarter of 2013, the Company repurchased an additional $50 million of its common shares during the fourth quarter and paid a quarterly common stock dividend of $0.10 per share.

Asset Quality

•
The risk profile of the balance sheet continued to improve. Nonperforming loans decreased 6% during the quarter and were 0.76% of total loans at December 31, 2013, compared to 0.83% at September 30, 2013 and 1.27% at December 31, 2012.

•	Annualized net charge-offs decreased to 0.40% of average loans compared to 0.47% and 1.30% in the prior quarter and the fourth quarter of 2012, respectively.

•	Current quarter nonperforming loans and net charge-offs were at their lowest levels in more than six years.

•
Due to loan growth in the current quarter, the provision for credit losses increased 6% compared to the prior quarter, but declined 69% compared to the fourth quarter of 2012 due in part to overall improvement in asset quality.

Income Statement (presented on a fully taxable-equivalent basis)	4Q 2012	4Q 2013
(Dollars in millions, except per share data)
Net income available to common shareholders	$350	$413
Earnings per average common diluted share	0.65	0.77
Total revenue	2,291	2,061
Total revenue, excluding net securities gains/losses	2,290	2,060
Net interest income	1,276	1,247
Provision for credit losses	328	101
Noninterest income	1,015	814
Noninterest expense	1,510	1,377
Net interest margin	3.36%	3.20%

Balance Sheet
(Dollars in billions)
Average loans	$121.6	$125.6
Average consumer and commercial deposits	127.9	127.5

Capital
Tier 1 capital ratio(1)	11.13%	10.80%
Tier 1 common equity ratio(1)	10.04%	9.80%
Total average shareholders’ equity to total average assets	11.82%	12.23%

Asset Quality
Net charge-offs to average loans (annualized)	1.30%	0.40%
Allowance for loan losses to period end loans	1.80%	1.60%
Nonperforming loans to total loans	1.27%	0.76%
 (1) Current period Tier 1 capital and Tier 1 common equity ratios are estimated as of January 17, 2014.

Consolidated Financial Performance Details
(Presented on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.1 billion for the current quarter, an increase of $141 million, or 7%, compared to the prior quarter. The increase was primarily driven by higher mortgage servicing and trading income, a decline in the impairment of certain lease financing assets, and a decline in the mortgage repurchase provision given the third quarter agency mortgage repurchase settlements. The increases in revenue were partially offset by lower core mortgage production income. Excluding the third quarter impact of the $63 million of incremental mortgage repurchase provision related to the agency mortgage repurchase settlements, total revenue increased sequentially by $78 million, or 4%. Compared to the fourth quarter of 2012, total revenue declined $230 million, or 10%, primarily driven by lower net interest income and mortgage production income.

Total revenue was $8.2 billion for 2013 and $10.6 billion for 2012. Revenue in 2012 included $2.0 billion of net securities gains primarily related to the Company's disposition of its remaining shares in The Coca-Cola Company.  Excluding net securities gains, total revenue decreased $432 million driven by lower net interest income and core mortgage-related revenues, partially offset by a significantly lower mortgage repurchase provision and an increase in investment banking and wealth management revenues.

Net Interest Income
Net interest income was $1.2 billion for the current quarter, an increase of $7 million from the prior quarter due to loan growth that was partially offset by a decline in loan yields. Net interest income decreased $29 million compared to the fourth quarter of 2012 primarily due to lower earning asset yields. The decline in earning asset yields was partially offset by higher average earning assets and lower interest expense driven by a favorable shift in deposit mix and an overall decline in deposit rates paid.
The net interest margin for the fourth quarter was 3.20%, an increase of one basis point from the prior quarter. The yield on earning assets was stable on a sequential quarter basis, as a four basis point decline in loan yields was offset by an 18 basis point increase in the yield on the securities available for sale portfolio. The yield on the securities portfolio increased primarily due to the rise in market interest rates impacting MBS prepayment speeds, resulting in slower premium amortization. Interest-bearing liability rates declined one basis point as a result of a modest decrease in deposit rates. The net interest margin in the fourth quarter of 2012 was 3.36%. The 16 basis point decrease in the net interest margin was primarily due to a 22 basis point decrease in earning asset yields, partially offset by a seven basis point reduction in interest-bearing liability rates, primarily related to a favorable shift in deposit mix.

For 2013, net interest income was $5.0 billion, a decrease of $245 million, or 5%, compared to 2012, and the net interest margin was 3.24% in 2013 compared to 3.40% in 2012. The primary drivers of the decrease in net interest income and net interest margin were the continued low interest rate environment, the foregone dividend income related to the third quarter of 2012 sale of the Company's remaining shares in The Coca-Cola Company, and a decline in commercial loan-related swap income, partially offset by earning asset growth and a favorable shift in the mix of funding sources.
Noninterest Income
Total noninterest income was $814 million for the current quarter compared to $680 million for the prior quarter and $1.0 billion for the fourth quarter of 2012. Compared to the prior quarter, the $134 million increase was primarily due to an increase in trading and mortgage servicing income, the $63 million provision associated with the third quarter agency mortgage repurchase settlements, and a reduction in lease financing asset impairments, partially offset by a decline in core mortgage production income. Compared to the fourth quarter of 2012, the $201 million decrease was primarily due to reductions in mortgage production income, partially offset by lower valuation losses on the Company's fair value debt and losses on the sale of Ginnie Mae loans in the fourth quarter of 2012.
Mortgage production income for the current quarter was $31 million compared to a loss of $10 million for the prior quarter and income of $241 million for the fourth quarter of 2012. The $41 million sequential quarter increase was driven by the $63 million provision associated with the third quarter agency mortgage repurchase settlements, partially offset by declines in applications and closed loan production volume. Compared to the fourth quarter of 2012, mortgage production income decreased $210 million due to both a decline in production volume and gain on sale margins. Closed loan production volume declined 51% compared to both the prior quarter and fourth quarter of 2012. The mortgage repurchase provision was $12 million for the fourth quarter and the mortgage repurchase reserve was $78 million as of December 31, 2013.
Mortgage servicing income was $38 million in the current quarter compared to $11 million in the prior quarter and $45 million in the fourth quarter of 2012. The $27 million sequential quarter increase was largely due to a slower pace of loan prepayments. The $7 million decrease compared to the fourth quarter of 2012 was primarily due to lower net hedge performance partially offset by the slower pace of loan prepayments. At December 31, 2013, the servicing portfolio was $137 billion compared to $145 billion at December 31, 2012.
Investment banking income was $96 million for the current quarter compared to $99 million in the prior quarter and $112 million in the fourth quarter of 2012. The decrease compared to both periods was driven by a decline in fixed income origination revenue, partially offset by growth in M&A advisory and equity offering fees.

Trading income was $57 million for the current quarter compared to $33 million for the prior quarter and $65 million for the fourth quarter of 2012. The $24 million sequential quarter increase was due to a $14 million mark-to-market improvement and an increase in client-related trading revenues. The $8 million decrease in trading income compared to the fourth quarter of 2012 was driven by a $25 million trading-related litigation reserve release that was recognized in the fourth quarter of 2012, partially offset by a $28 million mark-to-market improvement. Client-related trading revenues were generally stable compared to the fourth quarter of 2012.
Other noninterest income was $55 million for the current quarter compared to $10 million for the prior quarter and $18 million for the fourth quarter of 2012. The $45 million sequential quarter increase was primarily driven by the $37 million impairment of lease financing assets in the prior quarter. The $37 million increase from the fourth quarter of 2012 was primarily due to $25 million of net losses related to the sale of Ginnie Mae loans in the fourth quarter of 2012.

For 2013, noninterest income was $3.2 billion compared to $5.4 billion in 2012, which included $2.0 billion of net securities gains.  Excluding the $2 million and $2.0 billion of net securities gains in 2013 and 2012, respectively, noninterest income decreased $187 million compared to 2012. The decline was primarily due to lower core mortgage-related revenues, resulting from declines in production volume, gain on sale margins, and mortgage servicing income. The declines in core mortgage-related revenues were offset by a lower mortgage repurchase provision, higher investment banking and wealth management revenue, as well as a reduction in mark-to-market valuation losses on the Company's fair value debt and losses from the sale of government guaranteed loans in 2012.

Noninterest Expense
Noninterest expense was $1.4 billion for the current quarter compared to $1.7 billion for the prior quarter and $1.5 billion for the fourth quarter of 2012. The sequential quarter decrease of $366 million was due to the recognition of specific legacy mortgage and other legal related matters in the prior quarter, and was partially offset by higher employee compensation and benefits expenses and operating losses. The $133 million, or 9%, decrease compared to the fourth quarter of 2012 was a result of declines in almost all noninterest expense categories due to improved expense management and declines in cyclical costs.
Employee compensation and benefits expense was $723 million in the current quarter compared to $682 million in the prior quarter and $738 million in the fourth quarter of 2012. The sequential quarter increase of $41 million was primarily the result of the $37 million incentive compensation reduction that occurred in the third quarter. The $15 million decrease from the fourth quarter of 2012 was primarily due to lower incentive compensation and employee benefit costs.
Operating losses were $42 million in the current quarter compared to $350 million in the prior quarter and $77 million in the fourth quarter of 2012. The decrease compared to the prior quarter was due to $323 million in legacy mortgage and other legal related matters that were recognized in the prior quarter. Excluding these specific matters, operating losses increased $15 million as a result of certain regulatory and legal expenses incurred during the current quarter. The decrease from the fourth quarter of 2012 was primarily due to the Company’s recognition of its portion of the Consent Order related to the Independent Foreclosure Review, which was entered into in the fourth quarter of 2012.
Marketing and customer development expense was $40 million in the current quarter, $34 million in the prior quarter, and $50 million in the fourth quarter of 2012. The $6 million increase compared to the prior quarter was due to seasonally higher expenses during the current quarter, and the $10 million decrease compared to the fourth quarter of 2012 was due to reduced advertising in the current quarter. Compared to the prior quarter, FDIC insurance and regulatory expense was relatively flat, and compared to the fourth quarter of 2012, it decreased $13 million due to a decrease in the Company's FDIC insurance assessment rate, reflecting the Company's reduced risk profile.
Other noninterest expense was $203 million in the current quarter compared to $305 million in the prior quarter and $261 million in the fourth quarter of 2012. The $102 million sequential decrease was primarily driven by higher collections expenses in the prior quarter related to the increase in the mortgage servicing advance reserve. The $58 million decrease from the fourth quarter of 2012 was primarily driven by declines in other real estate, consulting, and collections expenses due to declines in cyclical costs and the resolution of certain legacy mortgage items.
For 2013, noninterest expense was $5.9 billion compared to $6.3 billion in 2012. The $443 million, or 7%, decrease was driven by declines across most expense categories due to improved expense management, lower personnel expenses given the decline in full-time equivalent employees and reductions in certain cyclical costs and legal and consulting expenses. The decrease was partially offset by the $323 million in operating losses recognized in the third quarter of 2013 in connection with certain legacy mortgage and other legal related matters; operating losses increased compared to 2012 by $226 million, but excluding the $323 million, operating losses would have declined $97 million compared to 2012. Excluding the $323 million and $96 million related to the increase in the mortgage servicing advance reserve in 2013 and the $38 million related to the charitable contribution of The Coca-Cola Company shares and $96 million related to the impairment of Affordable Housing investments in 2012, noninterest expense declined 12% year-over-year.
Income Taxes
For the current quarter, the Company recorded an income tax provision of $122 million compared to an income tax benefit of $146 million for the prior quarter and an income tax provision of $62 million in the fourth quarter of 2012. The tax benefit in the prior quarter was due to the impacts of the October 10, 2013 8-K items. The effective tax rate was 22% in the fourth quarter of 2013 compared to 15% in the fourth quarter of 2012.   The fourth quarter 2012 and 2013 effective tax rates were favorably impacted by audit settlements, statute expirations and/or changes in tax rates. The increase in the effective tax rate from the fourth quarter of 2012 was primarily due to higher pre-tax earnings.
Balance Sheet
At December 31, 2013, the Company had total assets of $175 billion and shareholders’ equity of $21 billion, representing 12% of total assets. Book value and tangible book value per common share increased compared to September 30, 2013, and were $38.61 and $27.01, respectively. The increase was due to the decline in common shares as a result of the common share repurchases during the quarter and an increase in equity primarily due to net income.
Loans
Average performing loans were $124.7 billion for the current quarter, an increase of $3.1 billion, or 3%, from the prior quarter driven by growth in almost all loan categories, most notably a $1.5 billion, or 3%, increase in C&I loans, a $634 million, or 3%, increase in nonguaranteed residential mortgage loans, and a $456 million, or 10%, increase in commercial real estate loans. Average performing loans increased $4.7 billion, or 4%, compared to the fourth quarter of 2012. The increase was due to C&I, nonguaranteed residential mortgage, and commercial real estate loans, which increased 7%, 4%, and 20%, respectively. Partially offsetting the year-over-year increase was a decrease in guaranteed residential mortgage loans of $1.1 billion, or 25%, and guaranteed student loans of $261 million, or 5%, both primarily due to targeted loan sales in the fourth quarter of 2012 and the first quarter of 2013.
Deposits
Average client deposits for the current quarter were $127.5 billion compared to $126.6 billion in the prior quarter and $127.9 billion in the fourth quarter of 2012. Average deposits increased $842 million during the current quarter due to a $1.1 billion, or 4%, increase in NOW balances and a $497 million, or 1%, increase in noninterest bearing deposits, which was partially offset by declines in time deposits. The $447 million decrease compared to the fourth quarter of 2012 was driven by a decrease of $2.0 billion, or 13%, in time deposits, partially offset by $1.5 billion, or 1%, of growth in lower-cost deposits.

Capital and Liquidity
The Company’s estimated capital ratios are well above current regulatory requirements with Tier 1 capital and Tier 1 common ratios at an estimated 10.80% and 9.80%, respectively, at December 31, 2013. The capital ratios decreased slightly from the fourth quarter of 2012 and the prior quarter due to loan growth offsetting an increase in retained earnings. Changes in the capital ratios from the prior year were also impacted by the Company’s refinement to the risk weighting of certain unused lending commitments in the third quarter of 2013. The ratios of total average equity to total average assets and tangible equity to tangible assets were 12.23% and 9.00%, respectively, at December 31, 2013, both stable to the prior quarter and higher than the fourth quarter of 2012. The Company continues to have substantial available liquidity provided in the form of its client deposit base, cash, its portfolio of high-quality government-backed securities, and other available funding sources.
During the current quarter, the Company declared a common stock dividend of $0.10 per common share, consistent with the prior quarter and up $0.05 per share from the fourth quarter of 2012. Additionally, during the current quarter, the Company repurchased $50 million of common stock, bringing the total repurchased in 2013 to $150 million with plans to repurchase up to an additional $50 million of common stock during the first quarter of 2014, pursuant to the Company's 2013 capital plan.
Asset Quality
Asset quality continued to improve, including further decreases in nonperforming loans and nonperforming assets, both of which reached their lowest levels since the second quarter of 2007. Nonperforming loans totaled $971 million at December 31, 2013, a decrease of $66 million, or 6%, relative to the prior quarter, led by declines in C&I, residential mortgage, and construction loans. Compared to a year ago, nonperforming loans decreased $576 million, or 37%, with reductions across all loan categories, most significantly in residential mortgage and home equity loans. At December 31, 2013, the percentage of nonperforming loans to total loans was 0.76%, a decrease from 0.83% and 1.27% at the end of the prior quarter and fourth quarter of 2012, respectively. Other real estate owned totaled $170 million at the end of the current quarter, a decrease of 13% from the prior quarter and a decrease of 36% from a year ago.
Net charge-offs were $128 million during the current quarter compared to $146 million for the prior quarter and $398 million for the fourth quarter of 2012. The decrease in net charge-offs from the prior quarter and fourth quarter of 2012 was primarily driven by lower commercial and residential loan charge-offs. The decline from the prior year was further driven by $118 million in charge-offs recognized in the fourth quarter of 2012 related to sales of nonperforming residential mortgage and commercial real estate loans, as well as the reclassification of certain loans that were discharged in Chapter 7 bankruptcy to nonperforming status.
The ratio of annualized net charge-offs to total average loans was 0.40% for the current quarter, 0.47% for the prior quarter, and 1.30% for the fourth quarter of 2012. The prior year ratio was affected by the aforementioned nonperforming loan sales and Chapter 7 bankruptcy loan reclassification. The net charge-off ratio in the current quarter was at the lowest level since the third quarter of 2007. The provision for credit losses was $101 million, which increased $6 million from the prior quarter and decreased $227 million from the fourth quarter of 2012. The current quarter increase was driven by growth in the loan portfolio partially offset by improvements in asset quality, while the decrease from the prior year period was due to continued improvement in asset quality. For 2013, the provision for credit losses was $553 million, a decline of $842 million compared to 2012.
At December 31, 2013, the allowance for loan losses was $2.0 billion and represented 1.60% of total loans, a seven basis point decrease from September 30, 2013. The $27 million decrease in the allowance for loan losses during the current quarter was reflective of the continued improvement in asset quality, partially offset by loan growth.
Early stage delinquencies increased nine basis points from the prior quarter to 0.74% at December 31, 2013. The increase was primarily due to government-guaranteed student and mortgage loans. Excluding government-guaranteed loans, early stage delinquencies were 0.36%, essentially stable to the prior quarter.

Accruing restructured loans totaled $2.7 billion, and nonaccruing restructured loans totaled $0.4 billion at December 31, 2013. $2.9 billion of restructured loans related to residential loans, $0.1 billion were commercial loans, and $0.1 billion related to consumer loans.

BUSINESS SEGMENT FINANCIAL PERFORMANCE
Business Segment Results
The Company has included business segment financial tables as part of this financial information on the Investor Relations portion of its website at www.suntrust.com/investorrelations. The Company’s business segments include: Consumer Banking and Private Wealth Management, Wholesale Banking, and Mortgage Banking. All revenue in the business segment tables is reported on a fully taxable-equivalent basis. For the business segments, results include net interest income, which is computed using matched-maturity funds transfer pricing. Further, provision for credit losses is represented by net charge-offs. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Corporate Other segment also includes differences created between internal management accounting practices and generally accepted accounting principles ("GAAP"), certain matched-maturity funds transfer pricing credits and charges, differences in provision for credit losses compared to net charge-offs, as well as equity and its related impact. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-K.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables which SunTrust has also published today and SunTrust’s forthcoming Form 10-K. Detailed financial tables and other information are also available on the Investor Relations portion of the Company’s website at www.suntrust.com/investorrelations. This information is also included in a current report on Form 8-K filed with the SEC today.
Important Cautionary Statement About Forward-Looking Statements

This financial information includes non-GAAP financial measures to describe SunTrust’s performance. The reconciliations of those measures to GAAP measures are provided within or in the appendix to this financial information. In this financial information, the Company presents net interest income and net interest margin on a fully taxable-equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

This financial information contains forward-looking statements. Statements regarding estimates of the after-tax financial impact of various legal and regulatory matters, potential future share repurchases, and future expected dividends are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “focus,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. The estimated financial impact of these legal and regulatory matters depends upon (1) the successful negotiation, execution, and delivery of definitive agreements in several matters, (2) the ultimate resolution of certain legal matters which are not yet complete, (3) management’s assumptions about the extent to which such amounts may be deducted for tax purposes, (4) the agreement of other necessary parties, and (5) our assumptions about the extent to which we can provide consumer relief to satisfy our financial obligations as contemplated by the agreements in principle with regulators. Future dividends, and the amount of any such dividend, must be declared by our board of directors in the future in their discretion. Also, future share repurchases and the timing of any such repurchase are subject to market conditions and management's discretion. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012
EARNINGS & DIVIDENDS
Net income	$426	$356	$1,344	$1,958
Net income available to common shareholders	413	350	1,297	1,931
Net income available to common shareholders excluding the impact of Form 8-K items from the third quarters of 2013 and 2012 [1]	413	350	1,476	1,178
Total revenue - FTE [1,2]	2,061	2,291	8,194	10,598
Total revenue - FTE excluding securities gains, net [1,2]	2,060	2,290	8,192	8,624
Net income per average common share
Diluted	0.77	0.65	2.41	3.59
Diluted, excluding the impact of Form 8-K items from the third quarters of 2013 and 2012 [1]	0.77	0.65	2.74	2.19
Basic	0.78	0.66	2.43	3.62
Dividends paid per common share	0.10	0.05	0.35	0.20
CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$173,791	$174,510	$172,497	$176,134
Earning assets	154,664	151,225	153,728	153,479
Loans	125,649	121,587	122,657	122,893
Intangible assets including MSRs	7,658	7,278	7,535	7,322
MSRs	1,253	848	1,121	887
Consumer and commercial deposits	127,460	127,907	127,076	126,249
Brokered time and foreign deposits	2,010	2,266	2,065	2,255
Total shareholders’ equity	21,251	20,630	21,167	20,495
Preferred stock	725	334	725	290
As of
Total assets	175,335	173,442
Earning assets	156,978	151,223
Loans	127,877	121,470
Allowance for loan and lease losses	2,044	2,174
Consumer and commercial deposits	127,735	130,180
Brokered time deposits	2,024	2,136
Total shareholders’ equity	21,422	20,985
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.97%	0.81%	0.78%	1.11%
Return on average common shareholders’ equity	7.99	6.86	6.34	9.56
Return on average tangible common shareholders' equity[1]	11.61	10.04	9.25	14.02
Net interest margin [2]	3.20	3.36	3.24	3.40
Efficiency ratio [2]	66.82	65.93	71.75	59.67
Tangible efficiency ratio [1,2]	66.61	65.63	71.48	59.24
Effective tax rate	22.30	14.86	16.89	28.29
Tier 1 common equity [3]	9.80	10.04
Tier 1 capital [3]	10.80	11.13
Total capital [3]	12.80	13.48
Tier 1 leverage [3]	9.55	8.91
Total average shareholders’ equity to total average assets	12.23	11.82	12.27	11.64
Tangible equity to tangible assets [1]	9.00	8.82

Book value per common share	$38.61	$37.59
Tangible book value per common share [1]	27.01	25.98
Market price:
High	36.99	30.64	36.99	30.79
Low	31.97	25.30	26.93	18.07
Close	36.81	28.35
Market capitalization	19,734	15,279
Average common shares outstanding (000s)
Diluted	537,921	539,618	539,093	538,061
Basic	532,492	535,012	534,283	534,149
Full-time equivalent employees	26,281	26,778
Number of ATMs	2,243	2,923
Full service banking offices	1,497	1,616

[1]	See Appendix A for reconcilements of non-GAAP performance measures.

[2]
Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 common equity, tier 1 capital, total capital, and tier 1 leverage ratios are estimated as of January 17, 2014.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Interest income	$1,343	$1,396	$5,388	$5,867
Interest expense	130	150	535	765
NET INTEREST INCOME	1,213	1,246	4,853	5,102
Provision for credit losses	101	328	553	1,395
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,112	918	4,300	3,707
NONINTEREST INCOME
Service charges on deposit accounts	165	173	657	676
Trust and investment management income	131	125	518	512
Retail investment services	69	60	267	241
Other charges and fees	92	97	369	402
Investment banking income	96	112	356	342
Trading income	57	65	182	211
Card fees [1]	79	78	310	316
Mortgage production related income	31	241	314	343
Mortgage servicing related income	38	45	87	260
Other noninterest income	55	18	152	96
Net securities gains	1	1	2	1,974
Total noninterest income	814	1,015	3,214	5,373
NONINTEREST EXPENSE
Employee compensation and benefits	723	738	2,901	3,077
Net occupancy expense	87	91	348	359
Outside processing and software	191	183	746	710
Equipment expense	45	48	181	188
Marketing and customer development	40	50	135	184
Amortization/impairment of intangible assets/goodwill	5	7	23	46
Net loss on extinguishment of debt	—	1	—	16
Operating losses	42	77	503	277
FDIC premium/regulatory exams	41	54	181	233
Other noninterest expense	203	261	862	1,233
Total noninterest expense	1,377	1,510	5,880	6,323
INCOME BEFORE PROVISION FOR INCOME TAXES	549	423	1,634	2,757
Provision for income taxes	122	62	273	773
INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	427	361	1,361	1,984
Net income attributable to noncontrolling interest	1	5	17	26
NET INCOME	$426	$356	$1,344	$1,958
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$413	$350	$1,297	$1,931
Net interest income - FTE [2]	1,247	1,276	4,980	5,225
Net income per average common share
Diluted	0.77	0.65	2.41	3.59
Basic	0.78	0.66	2.43	3.62
Cash dividends paid per common share	0.10	0.05	0.35	0.20
Average common shares outstanding (000s)
Diluted	537,921	539,618	539,093	538,061
Basic	532,492	535,012	534,283	534,149

1 PIN interchange fees are presented in card fees along with other interchange fee income for the three and twelve months ended December 31, 2013. Previously, these PIN interchange fees were presented in other charges and fees and therefore, for comparative purposes, $20 million and $76 million of PIN interchange fees have been reclassified to card fees for the three and twelve months ended December 31, 2012, respectively.
2 Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars in millions and shares in thousands) (Unaudited)

	December 31	December 31
	2013	2012
ASSETS
Cash and due from banks	$4,258	$7,134
Federal funds sold and securities borrowed or purchased under agreements to resell	983	1,101
Interest-bearing deposits in other banks	22	22
Trading assets and derivatives [1]	5,040	6,227
Securities available for sale	22,542	21,953
Loans held for sale	1,699	3,399
Loans held for investment:
Commercial and industrial	57,974	54,048
Commercial real estate	5,481	4,127
Commercial construction	855	713
Residential mortgages - guaranteed	3,416	4,252
Residential mortgages - nonguaranteed	24,412	23,389
Residential home equity products	14,809	14,805
Residential construction	553	753
Consumer student loans - guaranteed	5,545	5,357
Consumer other direct	2,829	2,396
Consumer indirect	11,272	10,998
Consumer credit cards	731	632
Total loans held for investment	127,877	121,470
Allowance for loan and lease losses	(2,044)	(2,174)
Net loans held for investment	125,833	119,296
Goodwill	6,369	6,369
Other intangible assets	1,334	956
Other real estate owned	170	264
Other assets	7,085	6,721
Total assets[2]	$175,335	$173,442
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$38,800	$39,481
Interest-bearing consumer and commercial deposits:
NOW accounts	28,164	27,617
Money market accounts	41,873	42,846
Savings	5,842	5,314
Consumer time	8,475	9,569
Other time	4,581	5,353
Total consumer and commercial deposits	127,735	130,180
Brokered time deposits	2,024	2,136
Total deposits	129,759	132,316
Funds purchased	1,192	617
Securities sold under agreements to repurchase	1,759	1,574
Other short-term borrowings	5,788	3,303
Long-term debt	10,700	9,357
Trading liabilities and derivatives [1]	1,181	1,176
Other liabilities	3,534	4,114
Total liabilities	153,913	152,457
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	725	725
Common stock, $1.00 par value	550	550
Additional paid in capital	9,115	9,174
Retained earnings	11,936	10,817
Treasury stock, at cost, and other	(615)	(590)
Accumulated other comprehensive (loss)/income	(289)	309
Total shareholders’ equity	21,422	20,985
Total liabilities and shareholders’ equity	$175,335	$173,442

Common shares outstanding	536,097	538,959
Common shares authorized	750,000	750,000
Preferred shares outstanding	7	7
Preferred shares authorized	50,000	50,000
Treasury shares of common stock	13,824	10,962
1 Certain derivative assets of $37 million and derivative liabilities of $49 million are presented in trading assets and derivatives and trading liabilities and derivatives, respectively, at December 31, 2013. Previously, these derivative assets and liabilities were presented in other assets and other liabilities, respectively. For comparative purposes, $178 million of derivative assets and $15 million of derivative liabilities have been reclassified to trading assets and derivatives and trading liabilities and derivatives, respectively, at December 31, 2012.
2 Includes earning assets of $156,978 and $151,223 at December 31, 2013 and 2012, respectively.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended
	December 31, 2013			December 31, 2012
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$56,208	$545	3.85%	$52,628	$575	4.34%
Commercial real estate	5,071	39	3.07	4,228	39	3.66
Commercial construction	809	7	3.29	701	6	3.63
Residential mortgages - guaranteed	3,470	24	2.81	4,606	29	2.49
Residential mortgages - nonguaranteed	23,892	241	4.04	22,917	248	4.32
Home equity products	14,623	133	3.60	14,639	135	3.66
Residential construction	494	6	4.69	659	8	5.01
Guaranteed student loans	5,512	52	3.76	5,773	55	3.78
Other direct	2,740	30	4.31	2,348	25	4.22
Indirect	11,149	93	3.32	10,883	101	3.70
Credit cards	693	17	9.60	605	14	9.50
Nonaccrual	988	6	2.30	1,600	9	2.26
Total loans	125,649	1,193	3.77	121,587	1,244	4.07
Securities available for sale:
Taxable	21,995	147	2.67	20,290	134	2.64
Tax-exempt - FTE [1]	233	3	5.12	328	4	5.27
Total securities available for sale	22,228	150	2.70	20,618	138	2.68
Federal funds sold and securities borrowed or purchased under agreements to resell	871	—	0.02	980	—	0.08
Loans held for sale	1,767	17	3.80	3,769	28	2.94
Interest-bearing deposits	19	—	0.06	23	—	0.14
Interest earning trading assets	4,130	17	1.66	4,248	16	1.55
Total earning assets	154,664	1,377	3.53	151,225	1,426	3.75
Allowance for loan and lease losses	(2,051)			(2,238)
Cash and due from banks	5,335			8,048
Other assets	14,321			14,454
Noninterest earning trading assets	1,385			2,074
Unrealized gains on securities available for sale, net	137			947
Total assets	$173,791			$174,510
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$26,504	$4	0.06%	$25,590	$5	0.08%
Money market accounts	42,756	13	0.12	42,452	18	0.17
Savings	5,816	—	0.04	5,231	1	0.08
Consumer time	8,605	24	1.09	9,731	29	1.17
Other time	4,645	14	1.19	5,489	18	1.31
Total interest-bearing consumer and commercial deposits	88,326	55	0.25	88,493	71	0.32
Brokered time deposits	2,008	12	2.37	2,152	15	2.71
Foreign deposits	2	—	—	114	—	0.17
Total interest-bearing deposits	90,336	67	0.30	90,759	86	0.38
Funds purchased	681	—	0.09	811	—	0.11
Securities sold under agreements to repurchase	1,957	1	0.11	1,668	1	0.21
Interest-bearing trading liabilities	627	4	2.75	719	4	2.12
Other short-term borrowings	5,424	4	0.27	5,057	4	0.32
Long-term debt	10,525	54	2.04	10,491	55	2.07
Total interest-bearing liabilities	109,550	130	0.47	109,505	150	0.54
Noninterest-bearing deposits	39,134			39,414
Other liabilities	3,336			4,322
Noninterest-bearing trading liabilities	520			639
Shareholders’ equity	21,251			20,630
Total liabilities and shareholders’ equity	$173,791			$174,510
Interest Rate Spread			3.06%			3.21%
Net Interest Income - FTE [1]		$1,247			$1,276
Net Interest Margin [2]			3.20%			3.36%

1 The fully taxable-equivalent(“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
2 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID, continued (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Twelve Months Ended
	December 31, 2013			December 31, 2012
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$54,788	$2,181	3.98%	$51,228	$2,329	4.55%
Commercial real estate	4,513	146	3.24	4,517	165	3.65
Commercial construction	701	24	3.46	816	31	3.79
Residential mortgages - guaranteed	3,708	106	2.85	5,589	165	2.96
Residential mortgages - nonguaranteed	23,007	958	4.17	22,621	1,023	4.52
Home equity products	14,474	525	3.63	14,962	551	3.68
Residential construction	549	27	4.91	692	36	5.17
Guaranteed student loans	5,426	207	3.82	6,863	265	3.87
Other direct	2,535	111	4.37	2,226	97	4.34
Indirect	11,072	377	3.41	10,468	403	3.85
Credit cards	646	62	9.66	567	57	10.06
Nonaccrual	1,238	33	2.63	2,344	31	1.32
Total loans	122,657	4,757	3.88	122,893	5,153	4.19
Securities available for sale:
Taxable	22,383	569	2.54	21,875	640	2.93
Tax-exempt - FTE [1]	258	13	5.18	368	20	5.33
Total securities available for sale	22,641	582	2.57	22,243	660	2.97
Federal funds sold and securities borrowed or purchased under agreements to resell	1,024	—	0.02	897	—	0.04
Loans held for sale	3,096	107	3.44	3,267	112	3.41
Interest-bearing deposits	21	—	0.09	22	—	0.21
Interest earning trading assets	4,289	69	1.61	4,157	65	1.55
Total earning assets	153,728	5,515	3.59	153,479	5,990	3.90
Allowance for loan and lease losses	(2,121)			(2,295)
Cash and due from banks	4,530			5,482
Other assets	14,287			14,854
Noninterest earning trading assets	1,660			2,184
Unrealized gains on securities available for sale, net	413			2,430
Total assets	$172,497			$176,134
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$26,083	$17	0.07%	$25,155	$23	0.09%
Money market accounts	42,655	54	0.13	42,101	88	0.21
Savings	5,740	3	0.05	5,113	5	0.10
Consumer time	9,018	102	1.13	10,597	145	1.37
Other time	4,937	64	1.29	5,954	91	1.52
Total interest-bearing consumer and commercial deposits	88,433	240	0.27	88,920	352	0.40
Brokered time deposits	2,030	51	2.49	2,204	77	3.42
Foreign deposits	35	—	0.13	51	—	0.17
Total interest-bearing deposits	90,498	291	0.32	91,175	429	0.47
Funds purchased	639	1	0.10	798	1	0.11
Securities sold under agreements to repurchase	1,857	3	0.14	1,602	3	0.18
Interest-bearing trading liabilities	705	17	2.45	676	15	2.24
Other short-term borrowings	4,953	13	0.26	6,952	18	0.27
Long-term debt	9,872	210	2.12	11,806	299	2.53
Total interest-bearing liabilities	108,524	535	0.49	113,009	765	0.68
Noninterest-bearing deposits	38,643			37,329
Other liabilities	3,602			4,348
Noninterest-bearing trading liabilities	561			953
Shareholders’ equity	21,167			20,495
Total liabilities and shareholders’ equity	$172,497			$176,134
Interest Rate Spread			3.10%			3.22%
Net Interest Income - FTE [1]		$4,980			$5,225
Net Interest Margin [2]			3.24%			3.40%

[1]
The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

[2]	The net interest margin is calculated by dividing net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended December 31		Twelve Months Ended December 31

	2013	2012	2013	2012
CREDIT DATA
Allowance for credit losses - beginning	$2,121	$2,289	$2,219	$2,505
Provision/(benefit) for unfunded commitments	—	(5)	5	(3)
Provision for loan losses:
Commercial	14	27	197	241
Residential	60	274	243	1,062
Consumer	27	32	108	95
Total provision for loan losses	101	333	548	1,398
Charge-offs:
Commercial	(43)	(111)	(219)	(457)
Residential	(102)	(315)	(531)	(1,316)
Consumer	(30)	(36)	(119)	(134)
Total charge-offs	(175)	(462)	(869)	(1,907)
Recoveries:
Commercial	18	43	66	154
Residential	20	10	87	31
Consumer	9	11	38	41
Total recoveries	47	64	191	226
Net charge-offs	(128)	(398)	(678)	(1,681)
Allowance for credit losses - ending	$2,094	$2,219	$2,094	$2,219
Components:
Allowance for loan and lease losses	$2,044	$2,174
Unfunded commitments reserve	50	45
Allowance for credit losses	$2,094	$2,219
Net charge-offs to average loans (annualized):
Commercial	0.16%	0.46%	0.25%	0.53%
Residential	0.75	2.75	1.04	2.82
Consumer	0.42	0.53	0.41	0.46
Total net charge-offs to total average loans	0.40%	1.30%	0.55%	1.37%

Period Ended	December 31, 2013	December 31, 2012
Nonaccrual/nonperforming loans:
Commercial	$247	$294
Residential	712	1,228
Consumer	12	25
Total nonaccrual/nonperforming loans	971	1,547
Other real estate owned (“OREO”)	170	264
Other repossessed assets	7	9
Nonperforming loans held for sale ("LHFS")	17	37
Total nonperforming assets	$1,165	$1,857
Accruing restructured loans	$2,749	$2,501
Nonaccruing restructured loans	391	639
Accruing loans past due > 90 days (guaranteed)	1,180	722
Accruing loans past due > 90 days (non-guaranteed)	48	60
Accruing LHFS past due > 90 days	—	1
Nonperforming loans to total loans	0.76%	1.27%
Nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	0.91	1.52
Allowance to period-end loans[1,2]	1.60	1.80
Allowance to period-end loans, excluding government guaranteed loans [1,2,3]	1.72	1.95
Allowance to nonperforming loans[1,2]	212	142
Allowance to annualized net charge-offs[1]	4.03x	1.37x

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 See Appendix A for reconciliation of non-GAAP performance measures.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued (Dollars in millions) (Unaudited)
	Three Months Ended December 31				Twelve Months Ended December 31
	Core Deposit Intangibles	MSRs - Fair Value	Other	Total	Core Deposit Intangibles	MSRs - Fair Value	Other	Total
OTHER INTANGIBLE ASSET ROLLFORWARD
Balance, beginning of period	$21	$831	$44	$896	$38	$921	$58	$1,017
Amortization	(4)	—	(4)	(8)	(21)	—	(18)	(39)
Mortgage servicing rights (“MSRs”) originated	—	92	—	92	—	336	—	336
Fair value changes due to inputs and assumptions	—	45	—	45	—	(112)	—	(112)
Other changes in fair value	—	(68)	—	(68)	—	(241)	—	(241)
Sale of MSRs	—	(1)	—	(1)	—	(5)	—	(5)
Balance, December 31, 2012	$17	$899	$40	$956	$17	$899	$40	$956
Balance, beginning of period	$7	$1,248	$32	$1,287	$17	$899	$40	$956
Amortization	(3)	—	(2)	(5)	(13)	—	(10)	(23)
MSRs originated	—	50	—	50	—	352	—	352
Fair value changes due to inputs and assumptions	—	42	—	42	—	302	—	302
Other changes in fair value	—	(40)	—	(40)	—	(252)	—	(252)
Sale of MSRs	—	—	—	—	—	(1)	—	(1)
Balance, December 31, 2013	$4	$1,300	$30	$1,334	$4	$1,300	$30	$1,334

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE FINANCIAL INFORMATION (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31	December 31	December 31	December 31
	2013	2012	2013	2012
NON-GAAP MEASURES PRESENTED IN THE FINANCIAL INFORMATION [1]
Net interest income	$1,213	$1,246	$4,853	$5,102
Taxable-equivalent adjustment	34	30	127	123
Net interest income - FTE	1,247	1,276	4,980	5,225
Noninterest income	814	1,015	3,214	5,373
Total revenue - FTE	2,061	2,291	8,194	10,598
Securities gains, net	(1)	(1)	(2)	(1,974)
Total revenue - FTE excluding net securities gains [2]	$2,060	$2,290	$8,192	$8,624
Noninterest income	$814	$1,015	$3,214	$5,373
Securities gains, net	(1)	(1)	(2)	(1,974)
Noninterest income excluding net securities gains [2]	$813	$1,014	$3,212	$3,399
Return on average common shareholders’ equity	7.99%	6.86%	6.34%	9.56%
Effect of removing average intangible assets, excluding MSRs	3.62	3.18	2.91	4.46
Return on average tangible common shareholders' equity [3]	11.61%	10.04%	9.25%	14.02%
Efficiency ratio [4]	66.82%	65.93%	71.75%	59.67%
Impact of excluding amortization/impairment of intangible assets/goodwill	(0.21)	(0.30)	(0.27)	(0.43)
Tangible efficiency ratio [5]	66.61%	65.63%	71.48%	59.24%

	December 31	December 31
	2013	2012
Total shareholders' equity	$21,422	$20,985
Goodwill, net of deferred taxes of $186 million and $163 million, respectively	(6,183)	(6,206)
Other intangible assets, net of deferred taxes of $2 million and $7 million, respectively, and MSRs	(1,332)	(949)
MSRs	1,300	899
Tangible equity	15,207	14,729
Preferred stock	(725)	(725)
Tangible common equity	$14,482	$14,004
Total assets	$175,335	$173,442
Goodwill	(6,369)	(6,369)
Other intangible assets including MSRs	(1,334)	(956)
MSRs	1,300	899
Tangible assets	$168,932	$167,016
Tangible equity to tangible assets [6]	9.00%	8.82%
Tangible book value per common share [7]	$27.01	$25.98

Total loans	$127,877	$121,470
Government guaranteed loans	(8,961)	(9,609)
Loans held at fair value	(302)	(379)
Total loans, excluding government guaranteed and fair value loans	$118,614	$111,482
Allowance to total loans, excluding government guaranteed and fair value loans [8]	1.72%	1.95%

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE FINANCIAL INFORMATION, continued (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31	September 30	December 31	December 31	December 31
	2013	2013	2012	2013	2012
NON-GAAP MEASURES PRESENTED IN THE FINANCIAL INFORMATION [1]
Net income available to common shareholders	$413	$179	$350	$1,297	$1,931
Form 8-K items from the third quarters of 2013 and 2012:
Operating losses related to settlement of certain legal matters	—	323	—	323	—
Mortgage repurchase provision related to repurchase settlements	—	63	—	63	—
Provision for unrecoverable servicing advances	—	96	—	96	—
Securities gains related to sale of The Coca-Cola Company stock	—	—	—	—	(1,938)
Mortgage repurchase provision	—	—	—	—	371
Charitable expense related to The Coca-Cola Company stock contribution	—	—	—	—	38
Provision for credit losses related to nonperforming loan sales	—	—	—	—	172
Losses on sale of guaranteed loans	—	—	—	—	92
Valuation losses related to planned sale of Affordable Housing investments	—	—	—	—	96
Tax (benefit)/expense related to above items	—	(190)	—	(190)	416
Net tax benefit related to subsidiary reorganization and other	—	(113)	—	(113)	—
Net income available to common shareholders, excluding the impact of Form 8-K items from the third quarters of 2013 and 2012 [9]	$413	$358	$350	$1,476	$1,178

Net income per average common share, diluted	$0.77	$0.33	$0.65	$2.41	$3.59
Impact of Form 8-K items from the third quarters of 2013 and 2012	—	0.33	—	0.33	(1.40)
Net income per average common diluted share, excluding the impact of Form 8-K items from the third quarters of 2013 and 2012 [9]	$0.77	$0.66	$0.65	$2.74	$2.19

1 Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. In addition, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.
2 SunTrust presents total revenue - FTE excluding net securities gains and noninterest income excluding net securities gains. The Company believes noninterest income without net securities gains is more indicative of the Company’s performance because it isolates income that is primarily client relationship and client transaction driven and is more indicative of normalized operations.
3 SunTrust presents return on average tangible common shareholders' equity to exclude intangible assets, except for MSRs. The Company believes this measure is useful to investors because, by removing the effect of intangible assets, except for MSRs, (the level of which may vary from company to company), it allows investors to more easily compare the Company’s return on average common shareholders' equity to other companies in the industry who present a similar measure. The Company also believes that removing intangible assets, except for MSRs, is a more relevant measure of the return on the Company's common shareholders' equity.
4 Computed by dividing noninterest expense by total revenue - FTE. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
5 SunTrust presents a tangible efficiency ratio which excludes the amortization of intangible assets. The Company believes this measure is useful to investors because, by removing the effect of these intangible asset costs (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.
6 SunTrust presents a tangible equity to tangible assets ratio that excludes the after-tax impact of purchase accounting intangible assets. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. This measure is used by management to analyze capital adequacy.
7 SunTrust presents a tangible book value per common share that excludes the after-tax impact of purchase accounting intangible assets and also excludes preferred stock from tangible equity. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity as well as preferred stock (the level of which may vary from company to company), it allows investors to more easily compare the Company’s book value on common stock to other companies in the industry.
8 SunTrust presents a ratio of allowance to total loans, excluding government guaranteed and fair value loans. The Company believes that the exclusion of loans that are held at fair value with no related allowance and loans guaranteed by a government agency that do not have an associated allowance recorded due to nominal risk of principal loss better depicts the allowance relative to loans that are covered by it.
9 SunTrust presents net income available to common shareholders and net income per average common diluted share excluding items previously announced on Form 8-Ks filed with the SEC on October 10, 2013 and September 6, 2012. The Company believes this measure is useful to investors because it removes the effect of material items impacting current and prior years' results, allowing a more useful view of normalized operations. Removing these items also allows investors to compare the Company's results to other companies in the industry that may not have had similar items impacting their results.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BANKING AND PRIVATE WEALTH MANAGEMENT (Dollars in millions) (Unaudited)
	Three Months Ended December 31 [1]		Twelve Months Ended December 31[1]
	2013	2012	2013	2012
Statements of Income:
Net interest income [2]	$656	$674	$2,601	$2,723
FTE adjustment	—	—	1	—
Net interest income - FTE	656	674	2,602	2,723
Provision for credit losses [3]	75	181	362	645
Net interest income - FTE - after provision for credit losses	581	493	2,240	2,078
Noninterest income before securities gains/(losses)	373	385	1,480	1,500
Securities gains/(losses), net	—	—	—	—
Total noninterest income	373	385	1,480	1,500
Noninterest expense before amortization/impairment of intangible assets/goodwill	709	772	2,777	3,048
Amortization/impairment of intangible assets/goodwill	4	6	20	40
Total noninterest expense	713	778	2,797	3,088
Income - FTE - before provision for income taxes	241	100	923	490
Provision for income taxes	89	37	339	180
FTE adjustment	—	—	1	—
Net income including income attributable to noncontrolling interest	152	63	583	310
Less: net income attributable to noncontrolling interest	—	—	—	—
Net income	$152	$63	$583	$310

Total revenue - FTE	$1,029	$1,059	$4,082	$4,223
Selected Average Balances:
Total loans	$40,886	$40,781	$40,457	$41,823
Goodwill	4,262	3,962	4,188	3,947
Other intangible assets excluding MSRs	26	48	33	60
Total assets	45,890	46,135	45,487	47,024
Consumer and commercial deposits	84,025	83,689	84,107	83,917
Other Information (End of Period): [4]
Managed (discretionary) assets	$49,661	$53,327
Non-managed assets	54,762	51,603
Total assets under administration	104,423	104,930
Brokerage assets	43,932	39,396
Total assets under advisement	$148,355	$144,326

[1]	Prior year results have been restated to include the effect of moving small business banking from Wholesale Banking to Consumer Banking and Private Wealth Management during the second quarter of 2013.
2 Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholders' equity is not allocated to the lines of business at this time.
3 Provision for credit losses represents net charge-offs for the lines of business.
4 Reflects the assets under administration/advisement for GenSpring and Private Wealth Management clients and includes a reclassification of $8.7 billion from Managed to Non-managed assets in the prior year related to a change in investment management responsibilities for certain clients, as well as a reclassification of certain assets based on a revised methodology for classifying assets under administration.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended December 31 [1]		Twelve Months Ended December 31 [1]
	2013	2012	2013	2012
Statements of Income:
Net interest income [2]	$409	$397	$1,605	$1,538
FTE adjustment	33	29	124	119
Net interest income - FTE	442	426	1,729	1,657
Provision for credit losses [3]	11	49	79	266
Net interest income - FTE - after provision for credit losses	431	377	1,650	1,391
Noninterest income before securities gains/(losses)	355	393	1,290	1,413
Securities gains/(losses), net	—	—	—	—
Total noninterest income	355	393	1,290	1,413
Noninterest expense before amortization/impairment of intangible assets/goodwill	416	404	1,635	1,807
Amortization/impairment of intangible assets/goodwill	1	1	3	3
Total noninterest expense	417	405	1,638	1,810
Income - FTE - before provision for income taxes	369	365	1,302	994
Provision for income taxes	77	80	271	161
FTE adjustment	33	29	124	119
Net income including income attributable to noncontrolling interest	259	256	907	714
Less: net income attributable to noncontrolling interest	—	2	7	16
Net income	$259	$254	$900	$698

Total revenue - FTE	$797	$819	$3,019	$3,070
Selected Average Balances:
Total loans	$56,375	$51,666	$54,195	$50,741
Goodwill	2,107	2,407	2,181	2,412
Other intangible assets excluding MSRs	10	13	11	14
Total assets	68,117	64,508	66,618	63,782
Consumer and commercial deposits	41,270	40,358	39,827	38,697
Other Information (End of Period): [4]
Managed (discretionary) assets	$45,526	$42,399
Non-managed assets	—	—
Total assets under administration	45,526	42,399
Total assets under advisement	$45,526	$42,399

[1]	Prior year results have been restated to include the effect of moving small business banking from Wholesale Banking to Consumer Banking and Private Wealth Management during the second quarter of 2013.
2 Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholders' equity is not allocated to the lines of business at this time.
3 Provision for credit losses represents net charge-offs for the lines of business.
4 Reflects the assets under administration for Ridgeworth clients.

SunTrust Banks, Inc. and Subsidiaries MORTGAGE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012
Statements of Income:
Net interest income [1]	$130	$125	$539	$512
FTE adjustment	—	—	—	—
Net interest income - FTE	130	125	539	512
Provision for credit losses [2]	41	168	238	770
Net interest income/(loss) - FTE - after provision for credit losses	89	(43)	301	(258)
Noninterest income before securities gains/(losses)	74	240	402	502
Securities gains/(losses), net	—	—	—	—
Total noninterest income	74	240	402	502
Noninterest expense before amortization of intangible assets	256	323	1,503	1,369
Amortization of intangible assets	—	—	—	—
Total noninterest expense	256	323	1,503	1,369
Loss - FTE - before benefit for income taxes	(93)	(126)	(800)	(1,125)
Benefit for income taxes	(26)	(60)	(232)	(429)
FTE adjustment	—	—	—	—
Net loss including income attributable to noncontrolling interest	(67)	(66)	(568)	(696)
Less: net income attributable to noncontrolling interest	—	—	—	—
Net loss	($67)	($66)	($568)	($696)

Total revenue - FTE	$204	$365	$941	$1,014
Selected Average Balances:
Total loans	$28,401	$29,093	$27,974	$30,288
Goodwill	—	—	—	—
Other intangible assets excluding MSRs	—	—	—	—
Total assets	31,922	34,227	32,708	35,153
Consumer and commercial deposits	2,330	3,838	3,206	3,638
Mortgage Servicing Data (End of Period):
Total loans serviced	$136,704	$144,878
Total loans serviced for others	106,832	113,243

[1]
Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholders' equity is not allocated to the lines of business at this time.

[2]	Provision for credit losses represents net charge-offs for the lines of business.

SunTrust Banks, Inc. and Subsidiaries CORPORATE OTHER (Dollars in millions) (Unaudited)
	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012
Statements of Income:
Net interest income	$18	$50	$108	$329
FTE adjustment	1	1	2	4
Net interest income - FTE	19	51	110	333
Provision for credit losses [1]	(26)	(70)	(126)	(286)
Net interest income - FTE - after provision for credit losses	45	121	236	619
Noninterest income before securities gains	11	(4)	40	(16)
Securities gains, net	1	1	2	1,974
Total noninterest income	12	(3)	42	1,958
Noninterest expense before amortization of intangible assets	(9)	4	(58)	53
Amortization of intangible assets	—	—	—	3
Total noninterest expense	(9)	4	(58)	56
Income - FTE - before (benefit)/provision for income taxes	66	114	336	2,521
(Benefit)/provision for income taxes	(18)	5	(105)	861
FTE adjustment	1	1	2	4
Net income including income attributable to noncontrolling interest	83	108	439	1,656
Less: net income attributable to noncontrolling interest	1	3	10	10
Net income	$82	$105	$429	$1,646

Total revenue - FTE	$31	$48	$152	$2,291
Selected Average Balances:
Total loans	($13)	$47	$31	$41
Securities available for sale	22,107	20,427	22,480	22,044
Other intangible assets excluding MSRs	—	—	—	1
Total assets	27,862	29,640	27,684	30,175
Consumer and commercial deposits	(165)	22	(64)	(3)

[1]	Provision for credit losses is the difference between net charge-offs recorded by the lines of business and consolidated provision for credit losses.